UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
February 14, 2007

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	72-1440714

(State of Incorporation)	(I.R.S. Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000

Lafayette, Louisiana	70508

(Address of Principal Executive Offices)	(Zip Code)

Commission File Number: 0-019020

Registrant’s telephone number, including area code: (337) 232-7028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On February 14, 2007, PetroQuest Energy, Inc. (the “Company”) announced net income for the quarter ended December 31, 2006 of $311,000 or $0.01 per share, compared to fourth quarter 2005 net income of $8,320,000 or $0.17 per share. Net cash flow provided by operating activities before working capital changes for the fourth quarter of 2006 was $26,542,000, as compared to $27,709,000 for the comparable 2005 period. For the fourth quarter of 2006, net cash flow provided by operating activities was $7,776,000, compared to $9,813,000 for the comparable 2005 period. For the year ended December 31, 2006, the Company reported net income of $23,986,000 or $0.49 per share compared to net income of $21,417,000 or $0.44 per share for the year ended December 31, 2005. For the year ended December 31, 2006, net cash flow provided by operating activities before working capital changes was $132,752,000, compared to $83,183,000 for the comparable 2005 period. For the year ended December 31, 2006, net cash flow provided by operating activities was $119,622,000, compared to $73,190,000 for the comparable 2005 period. See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.

Oil and gas sales during the fourth quarter of 2006 increased 15% to $43,668,000 as compared to $38,044,000 in the fourth quarter of 2005. For the year ended December 31, 2006, oil and gas sales increased 61% to $193,861,000 as compared to $120,552,000 in the year ended December 31, 2005. Production for the fourth quarter and year ended December 31, 2006 was 49% and 60% higher, respectively, than production for the comparable periods of 2005. Stated on an Mcfe basis, unit prices received during the fourth quarter and the year ended December 31, 2006 were 23% lower and flat, respectively, as compared to the prices received during the comparable 2005 periods.

Lease operating expenses for the fourth quarter of 2006 were $1.57 per Mcfe as compared to $1.29 per Mcfe in the fourth quarter of 2005. For the year ended December 31, 2006, lease operating expenses increased 3% to $1.35 per Mcfe from $1.31 per Mcfe in the comparable period of 2005. Increased unit costs during the current quarter were primarily the result of the extended shut-in of the Ship Shoal 72 field and the corresponding costs to restore service to the main field pipeline. In addition, depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the fourth quarter of 2006 was $3.45 per Mcfe as compared to $2.97 per Mcfe in the fourth quarter of 2005. For the year ended December 31, 2006, DD&A on oil and gas properties increased 22% to $3.23 per Mcfe from $2.65 per Mcfe for the comparable period of 2005. The increase in DD&A during the current year is primarily due to increased costs to drill for, develop and acquire oil and gas reserves.

The following table sets forth certain information with respect to the oil and gas operations of the Company for the three-month periods and years ended December 31, 2006 and 2005:

	Three Months Ended December 31,		Year Ended December 31,Ended
	2006	2005	2006	2005
Production:
Oil (Bbls)	145,725	128,832	694,724	665,400
Gas (Mcf)	5,504,418	3,510,543	21,528,323	12,058,377
Total Production (Mcfe)	6,378,768	4,283,535	25,696,667	16,050,777

Sales:
Total oil sales	$7,576,140	$6,115,775	$42,317,332	$30,446,897
Total gas sales	36,091,717	31,928,556	151,544,026	90,105,054
Total oil and gas sales	43,667,857	38,044,331	193,861,358	120,551,951

Average sales prices:
Oil (per Bbl)	$51.99	$47.47	$60.91	$45.76
Gas (per Mcf)	6.56	9.10	7.04	7.47
Per Mcfe	6.85	8.88	7.54	7.51

The above sales and average sales prices include increases (reductions) related to gas hedges of $3,502,000 and ($7,600,000) and oil hedges of ($496,000) and ($1,543,000) for the three months ended December 31, 2006 and 2005, respectively. The above sales and average sales prices include increases (reductions) related to gas hedges of $9,634,000 and ($10,242,000) and oil hedges of ($2,785,000) and ($5,572,000) for the year ended December 31, 2006 and 2005, respectively.

The following updates guidance for the first quarter of 2007:

Description	Guidance for 1st Quarter 2007

Production volumes (MMcfe/d)	79 - 84

Percent gas	70%

Expenses:
Lease operating expenses (per Mcfe)	$1.05 - $1.15
Production taxes (per Mcfe)	$0.30 - $0.34
Depreciation, depletion and amortization (per Mcfe)	$3.40 - $3.50
General and administrative (in millions)	$5.5 - $6.0
Interest expense (in millions)	$3.5 - $4.0

Effective tax rate (all deferred)	37%

The following updates guidance for the full year of 2007:

Description	Guidance for Full Year 2007

Production volumes (MMcfe/d)	79 - 85

Percent gas	75%

Expenses:
Lease operating expenses (per Mcfe)	$1.10 - $1.20
Production taxes (per Mcfe)	$0.33 - $0.37
Depreciation, depletion and amortization (per Mcfe)	$3.50 - $3.60
General and administrative (in millions)	$21 - $22
Interest expense (in millions)	$16 - $17

Effective tax rate (all deferred)	37%

Operations Update

As previously announced, the Company began producing its first horizontal Woodford Shale well earlier this month at a rate of approximately 3.5 MMcfe per day. Production tubing has been installed in the well and it is expected to begin producing today at approximately 3 MMcfe per day.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, declines in the values of our properties resulting in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

PETROQUEST ENERGY, INC.
Consolidated Statements of Income
(Unaudited)
(Amounts In Thousands, Except Per Share Data)

	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Revenues:
Oil and gas sales	$43,667	$38,044	$193,861	$120,552
Gas gathering revenue and other income	1,937	2,652	6,683	4,042
	45,604	40,696	200,544	124,594

Expenses:
Lease operating expenses	9,997	5,524	34,735	20,972
Production taxes	2,022	1,547	6,576	3,764
Depreciation, depletion and amortization	22,864	13,208	85,858	43,747
Gas gathering costs	995	751	3,637	1,246
General and administrative	5,062	2,268	15,122	7,347
Accretion of asset retirement obligation	373	424	1,513	1,253
Interest expense	3,758	3,230	14,513	12,371
	45,071	26,952	161,954	90,700

Income from operations	533	13,744	38,590	33,894

Income tax expense	222	5,424	14,604	12,477

Net income	$311	$8,320	$23,986	$21,417

Earnings per common share:
Basic	$0.01	$0.18	$0.50	$0.46
Diluted	$0.01	$0.17	$0.49	$0.44

Weighted average number of common shares:
Basic	47,780	47,307	47,537	46,714
Diluted	49,284	48,712	48,936	48,242

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(Unaudited)
(Amounts in Thousands)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$4,795	$6,703
Revenue receivable	21,767	22,492
Joint interest billing receivable	20,072	17,567
Hedging asset	10,527	-
Other current assets	7,029	3,441
Total current assets	64,190	50,203

Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	695,116	523,212
Unevaluated oil and gas properties	51,567	52,745
Accumulated depreciation, depletion and amortization	(314,869)	(210,774)
Oil and gas properties, net	431,814	365,183
Gas gathering assets	19,072	10,861
Accumulated depreciation and amortization of gas gathering assets	(3,562)	(1,055)
Total property and equipment	447,324	374,989

Other assets, net of accumulated depreciation and amortization of $11,719 and $10,353, respectively	6,776	6,278

Total assets	$518,290	$431,470

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable to vendors	$32,049	$41,462
Advances from co-owners	13,391	5,874
Oil and gas revenue payable	6,935	8,090
Hedging liability	-	15,987
Asset retirement obligation	9,028	2,350
Other accrued liabilities	10,678	8,192
Total current liabilities	72,081	81,955

Bank debt	47,000	10,000
10 3/8% Senior Notes	148,537	148,340
Asset retirement obligation	11,211	19,257
Deferred income taxes	49,646	27,139
Other liabilities	104	242

Commitments and contingencies
Stockholders' equity:
Common stock, $.001 par value; authorized 75,000 shares; issued and outstanding 47,788 and 47,325 shares, respectively	48	47
Paid-in capital	124,552	117,441
Accumulated other comprehensive income (loss)	6,632	(7,444)
Retained earnings	58,479	34,493
Total stockholders' equity	189,711	144,537

Total liabilities and stockholders' equity	$518,290	$431,470

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(Amounts in Thousands)

	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	$23,986	$21,417	$16,348
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense	14,604	12,477	8,511
Amortization of debt issuance costs	943	1,390	1,678
Compensation expense	-	213	272
Depreciation, depletion and amortization	85,858	43,747	35,435
Derivative mark to market	-	-	(218)
Write-off of debt issuance costs	-	2,575	-
Amortization of bond discount	197	111	-
Share-based compensation expense	5,651	-	-
Accretion of asset retirement obligation	1,513	1,253	833
Changes in working capital accounts:
Revenue receivable	725	(13,100)	(2,871)
Joint interest billing receivable	(2,505)	(13,912)	(1,080)
Accounts payable and accrued liabilities	(13,552)	14,255	12,521
Other assets	(1,743)	(448)	(619)
Advances from co-owners	7,517	3,609	(487)
Other	(3,572)	(397)	(13)

Net cash provided by operating activities	119,622	73,190	70,310

Cash flows from investing activities:
Investment in oil and gas properties	(175,529)	(171,980)	(80,142)
Sale of oil and gas properties	22,023	-	-
Investment in gas gathering assets	(6,363)	(10,861)	-

Net cash used in investing activities	(159,869)	(182,841)	(80,142)

Cash flows from financing activities:
Proceeds from exercise of options and warrants	1,460	972	170
Proceeds from bank borrowings	48,000	44,500	39,000
Repayment of bank borrowings	(11,000)	(73,000)	(28,000)
Proceeds from issuance of 10 3/8% senior notes	-	148,229	-
Deferred financing costs	(121)	(5,876)	(588)

Net cash provided by financing activities	38,339	114,825	10,582

Net increase (decrease) in cash and cash equivalents	(1,908)	5,174	750
Cash and cash equivalents at beginning of period	6,703	1,529	779
Cash and cash equivalents at end of period	$4,795	$6,703	$1,529

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$17,572	$9,628	$1,752
Income taxes	$-	$75	$-

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net cash flow provided by operating activities	$7,776	$9,813	$119,622	$73,190
Changes in working capital accounts	18,766	17,896	13,130	9,993
Net cash flow provided by operating activities before working capital changes	$26,542	$27,709	$132,752	$83,183

Note:
Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Net cash flow provided by operating activities before working capital changes is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.

Date: February 14, 2007	By:	/s/ Daniel G. Fournerat
Daniel G. Fournerat
Executive Vice President, General Counsel and Secretary